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                                                              Exhibit 10.6(e)

                              Centra Software, Inc.
                               430 Bedford Street
                         Lexington, Massachusetts 02173


                                   May 8, 1997




To:      Leon Navickas

Re:      SEVERANCE COMPENSATION

Dear Leon:

         The purpose of this letter is to set forth our agreement regarding certain arrangements in the event of termination of your employment with Centra Software, Inc. ("the Company"), as follows:

         1. DEFINITION. As used in this agreement "Cause" shall mean (i) any act of personal dishonesty committed by you in connection with your responsibilities as an employee and intended to result in your substantial personal enrichment,
(ii) your conviction for a felony, (iii) a willful act by you which constitutes gross misconduct and which is injurious to the Company, or (iv) continued, intentional violations by you of your obligations as an employee of the Company after the Company has delivered to you a written demand for performance which describes the basis for the Company's belief that you have not substantially performed such obligations.

         2. SEVERANCE COMPENSATION. Following termination of your employment at any time without your consent, other than for Cause, the Company will continue to pay you your base compensation in effect on the date of such termination until the earlier of (a) the 181st day after the date of such termination or (b) the occurrence of either of the following events:

         - Your commencement of substantial employment with, or performance of substantial consulting services as an independent contractor for, a business enterprise or other organization other than the Company. You agree to inform the Company promptly in writing if you commence such employment or consulting.

         - Your material breach of any written agreement between the Company and you or any written policy of the Company by which you are bound if such breach causes or is likely to cause material harm to the Company.

         3. CONTINUATION OF BENEFITS. Upon termination of your employment that entitles you to severance compensation under Section 2 the Company shall take such measures as are permissible under its medical, life, and disability insurance plans to continue coverage for you (and your family, if


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May 8, 1997
Page Two.

applicable) on the same terms as you have been covered immediately prior to your termination. If it is not permissible to continue any such coverage under such plans, the Company will pay you, as additional severance compensation, such amount, net of state and federal income taxes payable by you with respect thereto, as will be sufficient for you to obtain such insurance coverage on an individual basis assuming that you (and each member of your family who is to be covered) are a "standard risk" for insurance purposes. Your rights under this
Section 3 shall continue only for so long as you are entitled to severance compensation under Section 2.


                                   * * *

                                   Sincerely,

                                   CENTRA SOFTWARE, INC.



                                   By: /s/ ILLEGIBLE
                                      -----------------------------------------
                                      duly authorized by the Board of Directors




Accepted and agreed to:



/s/ Leon Navickas
-------------------
Leon Navickas

Dated May __, 1997


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